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                                                                  Exhibit 10.51

                    SUMMARY OF FOREST CITY ENTERPRISES, INC.
                            MANAGEMENT INCENTIVE PLAN



         The Management Incentive Plan ("MIP") was adopted in 1997 and is reevaluated annually. The MIP is jointly administered by the Compensation Committee of the Board of Directors and senior management, including the approval of provisions and payout amounts.

         The executives who are part of the Company's strategic planning group are eligible to participate in the MIP. Participants earn awards based on performance during each fiscal year. Target awards are set as a percentage of the current salary for each participant. Target awards are allocated between corporate, SBU and individual performance measures, with the performance measures differing due to the individual's position and responsibilities. Individual performance measures are tailored to the participant and their function within the Company such as development, leasing, finance or property management. The performance measurement for all SBU and corporate performance is total return on capital or increase in value defined as cash available plus the change in net current value for the year.

         Each year, the Compensation Committee sets a range of performance objectives and related payout percentages. The performance objectives include threshold, target and maximum objectives. The actual percentage earned by each individual depends on where the participant's actual performance falls in relationship to the threshold and maximum objectives. The actual percentage earned by each individual depends on where the participant's actual performance falls in relationship to the threshold and maximum objectives.

         The MIP also establishes several gatekeeping measures that the Company must attain in order to pay corporate or SBU incentives. The gatekeeping measures prevent participants from enhancing their personal performance at the Company's expense and create a business framework for the participants. Currently the gatekeeping measures are: continued use of non-recourse debt; reportable cash flows equal to or better than the previous year; and a debt leverage ratio of 75 percent or less. Participants can earn their personal objectives in years where the Company does not pay corporate or SBU incentives.

         At the end of each year, senior management reports on actual performance and recommends payouts to the Compensation Committee. Incentive awards are based on the audited financial results for the year. These awards will be paid either in cash, as soon as possible after receipt of the audited financial and approval of the Compensation Committee, or by deferral into an account earning a market interest rate. In order to defer an award, a participant must make an election prior to the start of the plan year. The election must specify the amount, up to 50 percent of the incentive paid that will be deferred.

         In general, only participants employed by the Company at the end of the plan year are eligible for incentive payments. However, death, permanent disability or retirement of a participant during the year will lead to a prorata payment based on the number of months of employment completed during the year. Participants whose employment terminates for any other reason are not eligible for an annual incentive payment.

         The Compensation Committee has the right to change MIP provisions at any time. Changes could include the Compensation Committee taking into account mergers and acquisitions, external equity financings, extraordinary gains or losses and the like. The Compensation Committee will also evaluate sale of properties with proceeds that are greater than a specified amount to determine whether such a sale should be included in MIP payout calculations.